EXHIBIT 99

JOINT FILER INFORMATION

Designated Filer:	Steven C. Jones

Issuer & Ticker Symbol:	NeoGenomics, Inc.(NGNM)

Date of Event Requiring Statement:	5/02/2011

STEVEN C. JONES

/s/ Steven C. Jones	5/2/2011
Steven C. Jones	Date

ASPEN SELECT HEALTHCARE, LP

By:	/s/ Steven C. Jones	5/02/2011
	Steven C. Jones	Date
Managing Member Medical Venture Partners, LLC The General Partner